EXHIBIT 99.1

UPDATE - Reve Technologies finalizes acquisition of MatchTrade and OnTheCurb Assets.

HUNTINGTON BEACH, CA November 11, 2014 – Reve Technologies, Inc., f/k/a Bassline Productions, Inc., (OTC BB: BSSP) a technology company focused on investing in, developing and marketing emerging hardware, mobile and web applications, announced that it has completed the acquisition of the assets of MatchTrade, Inc. and OnTheCurb, LLC through a contribution of assets from these entities which are owned by Tamio Stehrenberger who is the President of the Company.

“We feel having the assets of MatchTrade and OnTheCurb in Reve Technologies goes in line with the our vision and goals moving forward,” said Reve Technologies CEO, Tamio Stehrenberger.

MatchTrade

Included in the contribution of MatchTrade, Inc. assets are the web domains, patents, and the MatchTrade mobile app- the first barter/trade mobile app matchmaker to facilitate C2C, B2C, and B2B trading.

“MatchTrade has already been involved with helping businesses trade office space for accounting services, hot air balloon rides for furniture, and even cars for land. Trading by nature is very fun- getting rid of old stuff in exchange for new stuff.” Stehrenberger continues, “But our goal for MatchTrade is to go beyond amusement. We want to help struggling people and businesses trade skills, excess inventory and downtime for things they need to survive in this economy.”

MatchTrade is currently in beta testing for iOS and Android, and plans to launch in Q4. For more information visit MatchTrade.com.

OnTheCurb

Included in the contribution of OnTheCurb, LLC assets are the web domains and the OnTheCurb mobile app- a free marketplace that makes giving away and finding free items nearby. With a game like aspect, OnTheCurb makes it fun to give items away in order to get “free stuff” listings first before other users.

OnTheCurb has presented at TechCrunch and other iOS group events in Southern California.

For more information about Reve Technologies, please visit the company website www.ReveTech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. There is no assurance that a definitive agreement will be completed.

Contact:

Tamio Stehrenberger

Tamio@ReveTech.com

714.907.1241